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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

DATE:    February 3, 2009
CONTACT: Joseph F. Conners
         Executive Vice President and Chief Financial Officer
PHONE:   (215) 864-6000

BENEFICIAL MUTUAL BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2008
RESULTS

PHILADELPHIA, PENNSYLVANIA, February 3, 2009 -- Beneficial Mutual Bancorp, Inc. (Beneficial) (NASDAQGS: BNCL), the parent company of Beneficial Bank, today announced its financial results for the quarter and year ended December 31, 2008.

For the quarter ended December 31, 2008, Beneficial reported a net loss of $2.9 million, or ($0.04) per share compared to a net loss of $0.2 million for the same quarter in 2007. Beneficial reported net income of $16.5 million or $0.21 per share for the year ended December 31, 2008 compared to a net loss of $1.5 million for the year ended December 31, 2007. During 2008, Beneficial recorded a non-recurring curtailment gain of $7.3 million related to pension plan modifications. The after-tax impact of this curtailment gain was $4.7 million.

The fourth quarter loss resulted primarily from a provision for loan losses of $13.1 million during the period, and an impairment charge of $2.5 million related to the value of certain equity securities and mutual funds deemed to be other-than-temporarily impaired (OTTI). In the fourth quarter of 2007, the provision for loan losses was $2.2 million and an OTTI impairment charge of $1.2 million was recorded with respect to equity securities.

In July 2007, Beneficial completed its initial public offering and acquired FMS Financial Corporation (FMS), the parent company of Farmers & Mechanics Bank of Burlington, New Jersey, which resulted in significant changes to Beneficial's balance sheet and income statement compared to the current year period.

"We continue to grow market share by taking advantage of the opportunities the current environment presents to a well-capitalized company like Beneficial," said Gerard Cuddy, Beneficial's President and CEO. "While our fourth quarter performance was impacted by the severe economic and market deterioration in the U.S. and abroad, I'm encouraged that our core deposit gathering, lending, insurance and wealth management activities remain strong and continue to grow. Our employees are doing a great job. They continue to work hard to help our existing and new customers do the right thing financially. I remain confident that Beneficial's capital strength, asset quality, liquidity, strong customer focus, and values provide a substantial platform for sustained growth."

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Highlights for the quarter ended December 31, 2008 included:

        o Total loans outstanding grew by $101.3 million, or 4.4%, to $2.4 billion at December 31, 2008, up from $2.3 billion at the end of the third quarter 2008.

        o Total deposits increased $106.5 million, or 4.0%, to $2.7 billion during the quarter.

        o Net interest income increased by $0.7 million, or 2.2%, to $29.7 million for the quarter, up from $29.1 million for the third quarter 2008.

        o Due to its strong capital position, Beneficial elected not to participate in the Treasury Department's Capital Purchase Program.

Highlights for the year ended December 31, 2008 included:

        o Total loans outstanding grew $303.7 million, or 14.3% to end the year at $2.4 billion.

        o Total deposits increased during 2008 by $276.5 million, or 11.2%, to $2.7 billion.

        o Net interest income increased by 35.5% to $114.0 million, up from $84.1 million for the year ended December 31, 2007.

        o Non-interest income increased $10.2 million during 2008, or 76.5% to $23.6 million.

Balance Sheet
-------------

During the quarter ended December 31, 2008, total assets increased $159.1 million, or 4.1%, to $4.0 billion. Loans outstanding increased by $101.3 million during the quarter as commercial loans grew by $76.8 million and consumer loans increased, primarily as a result of the purchase of a guaranteed student loan participation totaling $40.1 million, partially offset by declines in home equity and auto loans. Investment securities increased by $81.5 million during the quarter, while cash and cash equivalents decreased $17.4 million. Total deposits increased $106.5 million, or 4.0% during the quarter, to $2.7 billion at December 31, 2008, as core deposits grew by $78.2 million and time deposits increased by $29.8 million.

For the year ended December 31, 2008, total assets grew by $444.2 million or 12.5% over the $3.6 billion at December 31, 2007. This increase was mainly attributable to an increase in loans outstanding of $303.7 million and growth in investment securities of $137.6 million. Total deposits grew by 11.2%, or $276.5 million, to $2.7 billion during the year.

At December 31, 2008, Beneficial's stockholders' equity equaled $610.5 million, or 15.3% of total assets, compared to stockholders' equity of $606.9 million, or 15.8% of total assets at September 30, 2008. This increase resulted primarily from an increase in unrealized gains on available for sale securities of $16.2 million, as interest rates declined sharply during the quarter, partially offset by an increase in pension liability of $10.2 million during the quarter. The increase in pension liabilities was due primarily to a decline in the value of

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the pension funds' equity holdings. During the year ended December 31, 2008,
Beneficial's stockholders' equity decreased 1.5% to $610.5 million compared to $619.8 reported at December 31, 2007.

Asset Quality
-------------

Beneficial is not a participant or originator in the subprime mortgage loan or subprime collateralized debt markets, and held no Fannie Mae or Freddie Mac preferred shares or subordinated debt, and therefore has no direct exposure to risks associated with these activities.

Beneficial recorded a $13.1 million provision for loan losses during the quarter ended December 31, 2008 compared to a provision of $2.2 million recorded during the quarter ended December 31, 2007. The increase in the provision was due primarily to specific loans evaluated for impairment as noted below, our continuous evaluation of non-performing loans, a risk assessment reflecting a rapid deterioration in the economic environment, and the increase in commercial loans outstanding. Specific details of the provision recorded during the quarter ended December 31, 2008 are as follows:

        o $5.7 million, or 43.5% of the quarterly provision, was related to one shared national credit to a national home builder. As part of the Shared National Credit Program, this loan is reviewed annually by the Federal Deposit Insurance Corporation to ensure an efficient and consistent review and classification. The balance of this loan was $6.5 million at December 31, 2008. This loan has been reserved to reflect the anticipated net realizable value of the liquidation of the underlying collateral;

        o $1.9 million was associated with reserves for other specific commercial loans to reflect the net realizable value of their underlying collateral;

        o $5.4 million was related to the ongoing evaluation of risk factors applied to the remainder of the loan portfolio.

For the year ended December 31, 2008, a provision for loan losses of $18.9 million was recorded, bringing the allowance for loan losses at December 31, 2008 to $36.9 million, or 1.5% of total loans outstanding, compared to $23.3 million, or 1.1% of total loans outstanding, at December 31, 2007. This allowance represents management's estimate of the amount necessary to cover known and inherent losses in the loan portfolio.

Net charge-offs for the quarter ended December 31, 2008 equaled $1.4 million, compared to $0.9 million for the quarter ended December 31, 2007. Non-performing loans increased to $38.0 million, or 1.0% of total assets, at December 31, 2008, and were comprised of $23.6 million in commercial loans, $7.9 million in consumer loans and $6.5 million in residential real estate loans. This compares to non-performing loans of $16.3 million, or 0.5% of total assets, at December 31, 2007.

At December 31, 2008, Beneficial's investments in pooled trust preferred collateralized debt obligations include three securities, each of which are in the most senior tranches, with a total book value of $25.1 million and an estimated fair value of $19.3 million. The most senior tranches of collateralized debt obligations generally are protected from defaults by over-collateralization. Based on management's analysis as of December 31, 2008, all of these securities are expected to return 100% of their principal and interest.

Due to the weakened condition of the market for equity securities and mutual funds in the fourth quarter of 2008 and the evaluation of the near term prospects of the issuers in relation to the severity of the decline, Beneficial

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recorded a charge related to the value of common equity securities of various financial services companies and mutual funds that were deemed to be OTTI. The OTTI charge recognized during the quarter ended December 31, 2008 equaled $2.5 million, of which $1.9 million related to equity securities and $0.6 million related to mutual funds.

Net Interest Income
-------------------

Beneficial's net interest income increased $3.7 million, or 14.0%, for the quarter ended December 31, 2008, from $26.1 million for the same quarter in 2007. For the year ended December 31, 2008, net interest income equaled $114.0 million, an increase of $29.9 million, or 35.5%, from the previous year attributable primarily to increased volume levels.

For the quarter ended December 31, 2008, the net interest margin increased seven basis points to 3.34% compared to 3.27% for the same quarter in 2007. The net interest margin increased by 16 basis points for the year ended December 31, 2008 to 3.33%, up from 3.17% for the year ended December 31, 2007.

Non-interest Income
-------------------

Non-interest income decreased to $3.9 million for the quarter ended December 31, 2008, down $0.2 million, or 4.5%, from the quarter ended December 31, 2007, as increases in insurance commission income and service charges and other income were offset by the previously mentioned impairment charge.

For the year ended December 31, 2008, non-interest income rose $10.2 million, or 76.5%, over the year ended December 31, 2007. The largest contributors to that increase were an increase in insurance commission income of $4.9 million, or 93.2%, and an increase in service charges and other income of $6.9 million, or 76.4% over prior year. The increase in insurance commission income was a result of the acquisition of CLA Agency, Inc. (CLA), a full-service property and casualty and professional liability insurance brokerage company during the fourth quarter of 2007.

Non-interest Expense
--------------------

Non-interest expense was $27.1 million for the quarter ended December 31, 2008, compared to $32.6 million for the same quarter in 2007. This $5.4 million decrease was due primarily to a decrease in salaries and employee benefits of $6.2 million related to severance payments incurred in the fourth quarter of 2007 in connection with the acquisition of FMS and a separate reduction in force, offset by an increase in advertising expense by $1.0 million.

For the year ended December 31, 2008, non-interest expense decreased $2.7 million from December 31, 2007. During 2008, Beneficial elected to freeze its defined benefit plans and recorded a pension curtailment gain of $7.3 million. This gain was offset by an increase in occupancy expense of $2.3 million and an increase in advertising expense of $1.8 million. The increase in occupancy expense is a result of the acquisitions of FMS and CLA in 2007.

About Beneficial Mutual Bancorp
-------------------------------

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley

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area for more than 150 years. Beneficial is the oldest and largest bank headquartered in Philadelphia, Pennsylvania with 72 offices in the greater Philadelphia and Southern New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements
--------------------------

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial's loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission (SEC), which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

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
BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                    DECEMBER 31,        SEPTEMBER 30,       DECEMBER 31,
                                                                        2008                2008                2007
ASSETS:
  Cash and Cash Equivalents:
     Cash and due from banks                                             $44,380             $47,674             $53,545
     Interest-bearing deposits                                                 9              11,902               4,782
     Federal funds sold                                                        -               2,250                   -
                                                                 ---------------    ----------------    ----------------
               Total cash and cash equivalents                            44,389              61,826              58,327

  Investment Securities:
     Available-for-sale (amortized cost of $1,095,252 and              1,114,086           1,024,390             949,795
        $1,032,592 for December 31 and September 30, 2008,
        respectively and  $938,835  at December 31, 2007)
     Held-to-maturity (estimated fair value of $77,369 and                76,014              84,401             111,986
        $83,963at December 31 and September 30, 2008,
        respectively and $111,127 at December 31, 2007)
     Federal Home Loan Bank stock, at cost                                28,068              27,872              18,814
                                                                 ---------------    ----------------    ----------------
               Total investment securities                             1,218,168           1,136,663           1,080,595
                                                                 ---------------    ----------------    ----------------

  Loans:                                                               2,424,582           2,323,280           2,120,922
     Allowance for loan losses                                           (36,905)            (25,208)            (23,341)
                                                                 ---------------    ----------------    ----------------
               Net loans                                               2,387,677           2,298,072           2,097,581

  Accrued Interest Receivable                                             17,543              17,506              18,089

  Bank Premises and Equipment, net                                        78,490              77,724              79,027

  Other Assets:
     Goodwill                                                            111,462             110,436             110,335
     Bank owned life insurance                                            30,850              30,481              29,405
     Other intangibles                                                    23,985              24,893              29,199
     Other assets                                                         89,486              85,369              55,260
                                                                 ---------------    ----------------    ----------------
               Total other assets                                        255,783             251,179             224,199
                                                                 ---------------    ----------------    ----------------

Total Assets                                                          $4,002,050          $3,842,970          $3,557,818
                                                                 ===============    ================    ================

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Liabilities:
     Deposits:
          Non-interest bearing deposits                                $ 226,382           $ 226,303            $242,351
          Interest bearing deposits                                    2,515,297           2,408,850           2,222,812
                                                                 ---------------    ----------------    ----------------
               Total deposits                                          2,741,679           2,635,153           2,465,163
          Borrowed funds                                                 580,054             535,896             407,122
       Other liabilities                                                  69,777              64,981              65,736
                                                                ----------------    ----------------    ----------------
               Total liabilities                                       3,391,510           3,236,030           2,938,021
                                                                ----------------    ----------------    ----------------

Commitments and Contingencies

  Stockholders' Equity:
     Preferred Stock - $.01 par value, 100,000,000 shares                     --                  --                  --
        authorized, none issued or outstanding as of  December
        31 and September 30, 2008 and December 31, 2007
     Common Stock - $.01 par value, 300,000,000 shares                       823                 823                 823
        authorized, 82,264,457 shares issued and outstanding as
        of December 31 and September 30, 2008 and December 31,
        2007
     Additional paid-in capital                                          342,420             343,765             360,126
     Unearned common stock held by the employee savings and              (28,510)            (29,013)            (30,635)
        stock ownership plan
     Retained earnings (partially restricted)                            296,106             299,044             291,360
     Accumulated other comprehensive loss, net                              (299)             (7,679)             (1,877)
                                                                ----------------    ----------------    ----------------
               Total stockholders' equity                                610,540             606,940             619,797
                                                                ----------------    ----------------    ----------------

Total Liabilities and Stockholders' Equity                            $4,002,050          $3,842,970          $3,557,818
                                                                ================    ================    ================

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
BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         FOR THE THREE MONTHS ENDED         FOR THE TWELVE MONTHS ENDED
                                                                 DECEMBER 31,                       DECEMBER 31,
                                                            2008              2007              2008             2007
                                                       --------------    -------------     -------------    -------------
INTEREST INCOME:
  Interest and fees on loans                                 $33,890          $33,106          $132,645         $117,334

  Interest on federal funds sold                                   1              336               523            1,613

  Interest and dividends on investment securities:
     Taxable                                                  14,303           14,042            58,054           37,885
     Tax-exempt                                                  540              310             1,704            1,062
                                                       -------------    -------------     -------------    -------------
                    Total interest income                     48,734           47,794           192,926          157,894
                                                       -------------    -------------     -------------    -------------

INTEREST EXPENSE:
  Interest on deposits:
     Interest bearing checking accounts                        1,560            1,722             5,490            4,250
     Money market and savings deposits                         3,772            3,556            15,049           12,503
     Time deposits                                             8,627           11,464            38,603           40,501
                                                       -------------    -------------     -------------    -------------
               Total                                          13,959           16,742            59,142           57,254

  Interest on borrowed funds                                   5,032            4,963            19,773           16,520
                                                       -------------    -------------     -------------    -------------

                     Total interest expense                   18,991           21,705            78,915           73,774
                                                       -------------    -------------     -------------    -------------

Net interest income                                           29,743           26,088           114,011           84,120

Provision for loan losses                                     13,110            2,170            18,901            2,470
                                                       -------------    -------------     -------------    -------------

Net interest income after provision for loan losses
                                                              16,633           23,918            95,110           81,650
                                                       -------------    -------------     -------------    -------------

NON-INTEREST INCOME:
    Insurance commission and related income                    2,212            2,110            10,090            5,223
    Service charges and other income                           3,816            3,508            15,973            9,053
    Impairment charge on securities
       available-for-sale                                     (2,479)          (1,192)           (3,216)          (1,192)
    Net gain on sale of investment securities
       available for sale                                        327            (368)               757              288
                                                       -------------    -------------                      -------------
                                                                                           -------------
                Total non-interest income                      3,876            4,058            23,604           13,372
                                                       -------------    -------------     -------------    -------------

NON-INTEREST EXPENSE:
     Salaries and employee benefits                           12,601           18,832            52,684           51,118

     Pension curtailment gain                                      -                -           (7,289)                -
     Occupancy                                                 2,866            2,913            11,693            9,367
     Depreciation, amortization and maintenance                2,107            2,227             8,225            6,970
     Advertising                                               2,754            1,747             6,300            4,507
     Amortization of intangibles                                 907            1,810             5,213            3,434
     Other                                                     5,897            5,030            21,477           25,636
                                                       -------------    -------------     -------------    -------------
               Total non-interest expense                     27,132           32,559            98,303          101,032
                                                       -------------    -------------     -------------    -------------

Income (Loss) before income taxes                             (6,623)          (4,583)            20,411          (6,010)
                                                       -------------    -------------     -------------    -------------

Income tax expense (benefit)                                  (3,685)          (4,415)             3,865          (4,465)
                                                       -------------    -------------     -------------    -------------

NET INCOME (LOSS)                                            $(2,938)           $(168)           $16,546         $(1,545)
                                                       -------------    -------------     -------------    -------------

EARNINGS (LOSS) PER  SHARE - Basic                            $(0.04)          $(0.00)             $0.21          $(0.03)

EARNINGS (LOSS) PER  SHARE - Diluted                          $(0.04)          $(0.00)             $0.21          $(0.03)

Average common shares outstanding - Basic                 77,778,319       79,143,390        78,702,419       61,374,792
Average common shares outstanding - Diluted               77,778,319       79,143,390        78,702,419       61,374,792

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
BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
UNAUDITED SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,       SEPTEMBER 30,       DECEMBER 31,
                                                                 2008                2008                2007
          ASSET QUALITY INDICATORS:
            Non-performing assets:
                 Non-accruing loans                             $17,163             $13,342             $7,685
                 Accruing loans past due 90 days or more         20,883              15,023              8,626
          Total non-performing loans                                                                    16,311
                                                                 38,046              28,365

          Troubled debt restructurings                           16,442                   -                  -

          Real estate owned                                       6,297               7,355              4,797

                       Total non-performing assets              $60,785             $35,720            $21,108

          ASSET QUALITY RATIOS:

          Non-performing loans to total loans                      1.57%               1.22%              0.77%

          Non-performing loans to total assets                     0.95%               0.74%              0.46%

          Non-performing assets to total assets                    1.52%               0.93%              0.59%

          Non-performing assets less accruing loans                1.00%               0.54%              0.35%
             Past due 90 days or more to total assets


                                                    FOR THE THREE MONTHS ENDED               FOR THE TWELVE MONTHS ENDED
                                                            DECEMBER 31,                             DECEMBER 31,

                                                       2008                 2007                2008               2007
                                                ----------------    -----------------    ---------------    ----------------
     PERFORMANCE RATIOS:
     (ANNUALIZED)
     Return on average assets                         (0.30%)              (0.02%)              0.44%             (0.05%)
     Return on average equity                         (1.93%)              (0.11%)              2.70%             (0.35%)
     Net interest margin                               3.34%                3.27%               3.33%              3.17%